Exhibit 99.01

Continucare Corporation Reports 45% Increase in Operating Income for Second Quarter of Fiscal 2010

MIAMI--(BUSINESS WIRE)--February 4, 2010--Continucare Corporation (NYSE Amex:CNU) today reported financial results for its second quarter of fiscal 2010. Financial highlights for the quarter include:

  Total revenue of $75.3 million, a 15% increase compared to $65.5 million for the same period last year;
  Income from operations of $8.6 million, a 45% increase compared to $5.9 million for the same period last year;
  Net income of $5.3 million, a 45% increase compared to $3.7 million for the same period last year; and
  Earnings per diluted share of $0.09, a 50% increase compared to $0.06 per diluted share for the same period last year.

For the six-months ended December 31, 2009, total revenue increased 16% to $151.2 million compared to $130.6 million for the same period last year. Income from operations during the six-month period increased 74% to $17.2 million compared to $9.9 million for the same period last year. Net income for the six-month period increased 72% to $10.6 million, or $0.17 per diluted share, compared to $6.2 million, or $0.10 per diluted share, for the same period last year.

Continucare’s cash and cash equivalents increased to $26.4 million at December 31, 2009 compared to $13.9 million at June 30, 2009, while working capital increased to $36.0 million at December 31, 2009 compared to $25.5 million at June 30, 2009. Total liabilities were $13.9 million at December 31, 2009 compared to $14.1 million at June 30, 2009. Shareholders’ equity was $123.3 million at December 31, 2009 compared to $111.2 million at June 30, 2009.

“We are extremely pleased with our second quarter performance,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “Higher revenues combined with effective utilization management resulted in an improved medical loss ratio and increased operating profits. In addition, our financial position continued to improve. Our cash and working capital positions increased while our balance sheet remained virtually free of long-term indebtedness.”

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities and independent physician affiliates (IPAs) in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides health practice management services to IPAs who practice primary care medicine in South Florida. Continucare assists these physicians with medical utilization and pharmacy management and specialist network development, freeing them to devote more time to patient care. Also, through its subsidiary, Seredor Corporation, Continucare operates 15 sleep diagnostic centers in seven states. For more information on Continucare please visit www.continucare.com, and for more information on Seredor please visit www.Seredor.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the following: our operations are dependent on three health maintenance organizations; under our most important contracts we are responsible for the cost of medical services to our patients in return for a capitated fee; our revenues will be affected by the Medicare Risk Adjustment program; if we are unable to manage medical benefits expense effectively, our profitability will likely be reduced; a failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability; we compete with many health care providers for patients and HMO affiliations; we may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals; our business exposes us to the risk of medical malpractice lawsuits; we primarily operate in Florida; a significant portion of our voting power is concentrated; we are dependent on our executive officers and other key employees; we depend on the management information systems of our affiliated HMOs; we depend on our information processing systems; the volatility of our stock price; a failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities; our intangible assets represent a substantial portion of our total assets; competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth; our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences; health care reform initiatives, particularly changes to the Medicare system, could adversely affect our operations; a decrease to our Medicare capitation payments may have a material adverse effect on our results of operations, financial position and cash flows; we are subject to government regulation; the health care industry is subject to continued scrutiny; our insurance coverage may not be adequate, and rising insurance premiums could negatively affect our profitability; deficit spending and economic downturns could negatively impact our results of operations; and many factors that increase health care costs are largely beyond our ability to control. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS	December 31, 2009	June 30, 2009
Current assets:
Cash and cash equivalents	$26,359,948	$13,895,823
Certificate of deposit	664,139	-
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $23,051,000 and $23,719,000 at December 31, 2009 and June 30, 2009, respectively	12,914,179	17,323,599
Prepaid expenses and other current assets	2,101,081	812,970
Deferred income tax assets	143,374	141,420
Total current assets	42,182,721	32,173,812
Certificates of deposit, restricted	579,260	1,233,653
Property and equipment, net	12,399,407	10,489,383
Goodwill	74,050,414	73,204,582
Intangible assets, net of accumulated amortization of approximately $4,052,000 and $3,406,000 at December 31, 2009 and June 30, 2009, respectively	4,950,039	5,253,666
Deferred income tax assets	2,830,505	2,795,588
Other assets, net	163,033	152,702
Total assets	$137,155,379	$125,303,386
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$482,076	$652,305
Accrued expenses and other current liabilities	4,819,250	4,455,675
Income taxes payable	900,150	1,575,511
Total current liabilities	6,201,476	6,683,491
Deferred income tax liabilities	6,512,972	6,435,732
Other liabilities	1,168,013	981,640
Total liabilities	13,882,461	14,100,863
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 59,944,799 shares issued and outstanding at December 31, 2009 and 59,391,049 shares issued and outstanding at June 30, 2009	5,994	5,939
Additional paid-in capital	106,683,840	105,210,519
Accumulated earnings	16,583,084	5,986,065
Total shareholders’ equity	123,272,918	111,202,523
Total liabilities and shareholders’ equity	$137,155,379	$125,303,386

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2009	2008

Revenue	$75,256,100	$65,539,894
Operating expenses:
Medical services:
Medical claims	50,356,650	45,148,703
Other direct costs	7,800,724	7,144,073
Total medical services	58,157,374	52,292,776
Administrative payroll and employee benefits	3,792,742	3,120,450
General and administrative	4,698,632	4,193,438
Total operating expenses	66,648,748	59,606,664
Income from operations	8,607,352	5,933,230
Other income (expense):
Interest income	15,672	47,688
Interest expense	(3,135)	(5,055)
Income before income tax provision	8,619,889	5,975,863
Income tax provision	3,331,210	2,316,053

Net income	$5,288,679	$3,659,810

Net income per common share:
Basic	$.09	$.06
Diluted	$.09	$.06

Weighted average common shares outstanding:
Basic	59,571,382	61,813,969
Diluted	61,329,587	62,912,031

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended December 31,
	2009	2008

Revenue	$151,228,464	$130,604,529
Operating expenses:
Medical services:
Medical claims	102,980,709	92,465,994
Other direct costs	15,372,943	14,301,926
Total medical services	118,353,652	106,767,920
Administrative payroll and employee benefits	7,051,839	5,854,007
General and administrative	8,577,143	8,046,759
Total operating expenses	133,982,634	120,668,686
Income from operations	17,245,830	9,935,843
Other income (expense):
Interest income	33,183	123,791
Interest expense	(6,505)	(8,097)
Income before income tax provision	17,272,508	10,051,537
Income tax provision	6,675,489	3,895,592

Net income	$10,597,019	$6,155,945

Net income per common share:
Basic	$.18	$.10
Diluted	$.17	$.10

Weighted average common shares outstanding:
Basic	59,494,605	63,136,805
Diluted	61,203,236	64,255,154

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,597,019	$6,155,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,340,723	1,085,838
Loss on disposal of fixed assets	3,597	22,434
Compensation expense related to issuance of stock options	594,808	578,337
Excess tax benefits related to exercise of stock options	(210,480)	-
Deferred tax expense	40,369	(72,781)
Changes in operating assets and liabilities:
Due from HMOs, net	4,409,420	2,280,556
Prepaid expenses and other current assets	(672,405)	(517,876)
Other assets, net	6,079	(89,677)
Accounts payable	(170,229)	39,312
Accrued expenses and other current liabilities	(464,881)	(1,359,200)
Income taxes payable	(77,565)	(1,101,627)
Net cash provided by operating activities	15,396,455	7,021,261

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of certificates of deposit	(9,746)	(13,395)
Acquisition of sleep diagnostic centers, net of cash acquired	(1,609,827)	-
Purchase of property and equipment	(2,002,287)	(956,128)
Net cash used in investing activities	(3,621,860)	(969,523)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(189,038)	(51,788)
Proceeds from exercise of stock options	668,088	10,625
Excess tax benefits related to exercise of stock options	210,480	-
Repurchase of common stock	-	(7,933,355)
Net cash provided by (used in) financing activities	689,530	(7,974,518)

Net increase (decrease) in cash and cash equivalents	12,464,125	(1,922,780)
Cash and cash equivalents at beginning of period	13,895,823	9,905,740
Cash and cash equivalents at end of period	$26,359,948	$7,982,960

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment with proceeds of capital lease obligations	$222,172	$103,667
Retirement of treasury stock	$-	$7,933,355

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$7,100,000	$5,070,000
Cash paid for interest	$6,505	$8,097

CONTACT:
Continucare Corporation, Miami
Fernando L. Fernandez, Senior Vice President – Finance, 305 500-2105